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               EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE
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                         VIRAGEN, INC. AND SUBSIDIARY

               EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE

                                 (UNAUDITED)



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

                                             THREE MONTHS ENDED                                SIX MONTHS ENDED
                                                 DECEMBER 31,                                     DECEMBER 31,

                                           1994                   1993                    1994                    1993
PRIMARY AND FULLY DILUTED
Weighted average shares
  outstanding                           31,739,414              17,960,379              28,879,146              17,917,024
                                      ============            ============            ============            ============
  Net Loss                             ($1,213,437)           $   (305,225)           $ (2,036,972)           $   (558,871)

Deduct required dividends
 on convertible preferred
 stock                                         863                     933                   1,725                   1,865
                                      ------------            ------------            ------------            ------------
Loss attributable to
 common stock                         $ (1,214,300)           $   (306,158)           $ (2,038,697)           $   (560,736)

Net loss per common
 share after deduction
 for required dividends
 on convertible preferred
 stock                                $      (0.04)           $      (0.02)           $      (0.07)           $      (0.03)
                                      ============            ============            ============            ============

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